SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 13D
Amendment No. 1


Under the Securities Exchange Act of 1934


CYTOGEN CORPORATION
(Name of Issuer)


Common Stock, $.01 par value
(Title of Class of Securities)


232824102
(CUSIP Number)


H. Vaughan Blaxter, III
1900 Grant Building
Pittsburgh, Pennsylvania 15219

(412) 281-2620
(Name, address and telephone number of person authorized to receive notices and communications)

January 6, 1999
Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this statement, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the
following:                                   [   ]

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HILLMAN MEDICAL VENTURES 1990 L.P.
     I.D. #51-0324537

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     176,470

8      Shared Voting Power


9.     Sole Dispositive Power
     176,470

10      Shared Dispositve Power


11      Aggregate Amount Beneficially Owned by Each Reporting Person
     176,470

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     .3%

14      Type of Reporting Person
     PN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HILLMAN MEDICAL VENTURES 1991 L.P.
     I.D. #51-0337941

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     486,622

8      Shared Voting Power


9      Sole Dispositive Power
     486,622

10      Shared  Dispositve Power


11      Aggregate Amount Beneficially Owned by Each Reporting Person
     486,622

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     .8%

14      Type of Reporting Person
     PN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HILLMAN MEDICAL VENTURES 1992 L.P.
     I.D. #51-0338291

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4     Source of Funds
     OO

5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     110,522

8      Shared Voting Power


9      Sole Dispositive Power
     110,522

10      Shared Dispositve Power


11      Aggregate Amount Beneficially Owned by Each Reporting Person
     110,522

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     .2%

14      Type of Reporting Person
     PN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HILLMAN MEDICAL VENTURES 1994 L.P.
     I.D. #51-0353407

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     1,094,700

8      Shared Voting Power


9      Sole Dispositive Power
     1,094,700

10      Shared  Dispositve Power


11      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,094,700

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     1.7%
14      Type of Reporting Person
     PN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HILLMAN MEDICAL VENTURES 1995 L.P.
     I.D. #51-0364601

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     1,478,150

8      Shared Voting Power


9      Sole Dispositive Power
     1,478,150

10      Shared Dispositve Power


11      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,478,150

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     2.3%

14      Type of Reporting Person
     PN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HILLMAN/DOVER LIMITED PARTNERSHIP
     I.D. #51-0286294

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
      OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     367,445

8      Shared Voting Power
     3,346,464

9      Sole Dispositive Power
     367,445

10      Shared Dispositve Power
     3,346,464

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     3,713,909

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
13      Percent of Class Represented by Amount in Row (11)
     5.7%

14      Type of Reporting Person
     PN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     CASHON BIOMEDICAL ASSOCIATES L.P.
     I.D. #23-2555178

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power


8      Shared Voting Power
     3,346,464

9      Sole Dispositive Power


10      Shared Dispositve Power
     3,346,464

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     3,346,464

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     5.2%

14      Type of Reporting Person
     PN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HILLMAN PROPERTIES WEST, INC.
     I.D. #51-0124111

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     20,625

8      Shared Voting Power


9      Sole Dispositive Power
     20,625

10      Shared Dispositve Power


11      Aggregate Amount Beneficially Owned by Each Reporting Person
     20,625

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     .03%

14      Type of Reporting Person
     CO

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HCC INVESTMENTS, INC.
     I.D. #51-0259668

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     4,125

8      Shared Voting Power


9      Sole Dispositive Power
     4,125

10      Shared Dispositve Power

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     4,125

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     .006%

14      Type of Reporting Person
     CO

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     JULIET CHALLENGER, INC.
     I.D. #51-0256786

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     4,363,207

8      Shared Voting Power


9      Sole Dispositive Power
     4,363,207

10      Shared Dispositve Power


11      Aggregate Amount Beneficially Owned by Each Reporting Person
     4,363,207

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     6.8%

14      Type of Reporting Person
     CO

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON SECURITIES, INC.
     I.D. #51-0114700

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power


8      Shared Voting Power
     3,734,534

9      Sole Dispositive Power

10      Shared Dispositve Power
     3,734,534

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     3,734,534

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     5.8%

14      Type of Reporting Person
     CO

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON INVESTMENTS, INC.
     I.D. #51-0344688

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power


8      Shared Voting Power
     8,101,866

9      Sole Dispositive Power

10      Shared Dispositve Power
     8,101,866

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     8,101,866

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     12.5%

14      Type of Reporting Person
     CO

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THE HILLMAN COMPANY
     I.D. #25-1011286

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Pennsylvania

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power


8      Shared Voting Power
     8,101,866

9      Sole Dispositive Power


10      Shared Dispositve Power
     8,101,866

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     8,101,866

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     12.5%

14      Type of Reporting Person
     CO

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person
     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN & C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER
     18, 1985I.D. #18-2145466

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     Pennsylvania

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     116,325

8      Shared Voting Power
     8,101,866

9      Sole Dispositive Power
     116,325

10      Shared Dispositve Power
     8,101,866

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     8,218,191

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     12.7%

14      Type of Reporting Person
     OO

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

C. G. GREFENSTETTE and THOMAS G. BIGLEY, TRUSTEES U/A/T DATED 11/16/64 FOR
AUDREY HILLIARD HILLMAN          I.D. #25-6064937

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     38,775
8      Shared Voting Power


9      Sole Dispositive Power
     38,775

10      Shared Dispositve Power


11      Aggregate Amount Beneficially Owned by Each Reporting Person
     38,775

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     .06%

14      Type of Reporting Person
     OO

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

C. G. GREFENSTETTE and THOMAS G. BIGLEY, TRUSTEES U/A/T DATED 11/16/64 FOR
JULIET LEA HILLMAN               I.D. #25-6064939

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     38,775

8      Shared Voting Power


9      Sole Dispositive Power
     38,775

10      Shared Dispositve Power


11      Aggregate Amount Beneficially Owned by Each Reporting Person
     38,775

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     .06%

14      Type of Reporting Person
     OO

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

C. G. GREFENSTETTE and THOMAS G. BIGLEY, TRUSTEES U/A/T DATED 11/16/64 FOR
HENRY L. HILLMAN, JR.               I.D. #25-6064938

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With
7      Sole Voting Power
     38,775

8      Shared Voting Power


9      Sole Dispositive Power
     38,775

10      Shared Dispositve Power


11      Aggregate Amount Beneficially Owned by Each Reporting Person
     38,775

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     .06%

14      Type of Reporting Person
     OO

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

C. G. GREFENSTETTE and THOMAS G. BIGLEY, TRUSTEES U/A/T DATED 11/16/64 FOR
WILLIAM TALBOTT HILLMAN          I.D. #25-6064940

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     38,775

8      Shared Voting Power


9      Sole Dispositive Power
     38,775

10      Shared Dispositve Power


11      Aggregate Amount Beneficially Owned by Each Reporting Person
     38,775

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     .06%

14      Type of Reporting Person
     OO

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE
     I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power


8      Shared Voting Power
     8,373,291

9      Sole Dispositive Power


10      Shared Dispositve Power
     8,373,291

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     8,373,291

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     13.0%

14      Type of Reporting Person
     IN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN
     I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power


8      Shared Voting Power
     8,218,191

9      Sole Dispositive Power


10      Shared Dispositive Power
     8,218,191

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     8,218,191

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     12.7%

14      Type of Reporting Person
     IN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     ELSIE HILLIARD HILLMAN
     I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO
5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power


8      Shared Voting Power
     8,218,191

9      Sole Dispositive Power


10      Shared Dispositive Power
     8,218,191

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     8,218,191

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     12.7%

14      Type of Reporting Person
     IN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THOMAS G. BIGLEY
     I.D. #

2 Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power


8      Shared Voting Power
     155,100

9      Sole Dispositive Power


10      Shared Dispositive Power
     155,100

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     155,100

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     .2%

14      Type of Reporting Person
     IN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     CHARLES G. HADLEY
     I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only
4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     250

8      Shared Voting Power
     3,346,464

9      Sole Dispositive Power
     250

10      Shared Dispositve Power
     3,346,464

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     3,346,714

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     5.2%

14      Type of Reporting Person
     IN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HAL S. BRODERSON
     I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
     OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     1,100

8      Shared Voting Power
     3,346,464

9      Sole Dispositive Power
     1,100

10      Shared Dispositve Power
     3,346,464

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     3,347,564

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     5.2%

14      Type of Reporting Person
     IN

CUSIP NO. 232824102

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     RONALD J. BRENNER
     I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [   X
]          (b)  [       ]

3      SEC Use Only

4      Source of Funds
      OO

5       Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(d) or 2(e)                                                        [       ]
6       Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7      Sole Voting Power
     88,200

8      Shared Voting Power
     3,346,464

9      Sole Dispositive Power
     88,200

10      Shared Dispositve Power
     3,346,464

11      Aggregate Amount Beneficially Owned by Each Reporting Person
     3,434,664

12      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13      Percent of Class Represented by Amount in Row (11)
     5.3%

14      Type of Reporting Person
     IN

SCHEDULE 13D


     This statement ("Statement") constitutes Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on January 18, 1999 (the "Filing").

Item 1.     Security and Issuer

     This Statement relates to the Common Stock, $.01 par value, of Cytogen Corporation, a Delaware corporation (the "Issuer"). The address of the Issuer's principal executive office is 600 College Road East, Princeton, New Jersey 08540-5308, and the Issuer's ticker symbol is CYTO.

Item 2.     Identity and Background

     (a) Names of persons filing (individually, the "Registrant" and collectively, the "Registrants"):

          Hillman Medical Ventures 1990 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover
          Limited Partnership and Cashon Biomedical Associates L.P.

          Hillman Medical Ventures 1991 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover
          Limited Partnership and Cashon Biomedical Associates L.P.

          Hillman Medical Ventures 1992 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover
          Limited Partnership and Cashon Biomedical Associates L.P.

          Hillman Medical Ventures 1994 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover
          Limited Partnership and Cashon Biomedical Associates L.P.

          Hillman Medical Ventures 1995 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover
          Limited Partnership and Cashon Biomedical Associates L.P.

          Hillman/Dover Limited Partnership, a Delaware limited partnership whose general partner is Wilmington Securities, Inc.

          Cashon Biomedical Associates L.P., a Delaware limited partnership whose general partners are Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner.

          Hillman Properties West, Inc., a Delaware corporation, a wholly-owned subsidiary of Wilmington Securities, Inc.

HCC Investments, Inc., a Delaware corporation, a wholly-owned subsidiary of Wilmington Investments, Inc.

Juliet Challenger, Inc., a Delaware corporation, a wholly-owned subsidiary of Wilmington Investments, Inc.

          Wilmington Securities, Inc., a Delaware corporation, a wholly-owned subsidiary of Wilmington Investments, Inc.

          Wilmington Investments, Inc., a Delaware corporation, a wholly-owned subsidiary of The Hillman Company.

          The Hillman Company, a Pennsylvania corporation controlled by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, as Trustees of the Henry L. Hillman Trust U/A dated
          November 18, 1985.

          Henry L. Hillman, Elsie Hilliard Hillman and C. G.
          Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "1985 Trust").

C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Audrey Hilliard Hillman (the "AHH Trust")

C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Juliet Lea Hillman (the "JLH Trust")

C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Henry L. Hillman, Jr. (the "HLHJr. Trust")

C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for William Talbott Hillman (the "WTH Trust")

          C. G. Grefenstette

          Henry L. Hillman

          Elsie Hilliard Hillman

Thomas G. Bigley

          Charles G. Hadley

          Hal S. Broderson
          Ronald J. Brenner

The name, position, business address and citizenship of each director and executive officer of the entities listed above, each controlling person of such entities and each director and executive officer of any person or corporation in control of said entities, is attached hereto as Exhibit 1.

     (b)     Business Address

          The addresses of the Registrants are as follows:

     The Hillman Company, the 1985 Trust, the AAH Trust, the JLH
Trust, the HLHJr. Trust and the WTH Trust are each located at:
          1900 Grant Building
          Pittsburgh, Pennsylvania 15219

     Hillman Properties West, Inc., HCC Investments, Inc., Juliet Challenger, Inc., Wilmington Securities, Inc., Wilmington
          Investments, Inc., Hillman/Dover Limited Partnership, Hillman Medical Ventures 1990 L.P., Hillman Medical Ventures 1991 L.P., Hillman Medical Ventures 1992 L.P., Hillman Medical Ventures 1994 L.P. and Hillman Medical Ventures 1995 L.P. are located at:
          824 Market Street, Suite 900
          Wilmington, Delaware 19801

          Cashon Biomedical Associates L.P., Charles G. Hadley,
          Hal S. Broderson and Ronald J. Brenner are located at:
          One Tower Bridge, Suite 1350
          100 Front Street
          Conshohocken, Pennsylvania 19428

          C. G. Grefenstette
          2000 Grant Building
          Pittsburgh, Pennsylvania 15219

          Thomas G. Bigley
          One Oxford Centre, 28th Floor
          Pittsburgh, Pennsylvania 15219

          Henry L. Hillman
          2000 Grant Building
          Pittsburgh, Pennsylvania 15219

          Elsie Hilliard Hillman
          2000 Grant Building
          Pittsburgh, Pennsylvania 15219

     (c)     Principal occupation or employment

     The principal occupations of the limited partnerships listed in response to Item 2(a) are: investments in medical area.

     The principal occupations of the corporations, listed in response to Item 2(a) are: diversified investments and operations.

     The principal occupations of the 1985 Trust, the AAH Trust, the JLH Trust, the HLHJr. Trust and the WTH Trust are: diversified investments and operations.

          Charles G. Hadley
          General Partner, Cashon Biomedical Associates L.P.

          Hal S. Broderson
          General Partner, Cashon Biomedical Associates L.P.

          Ronald J. Brenner
          General Partner, Cashon Biomedical Associates L.P.

          C. G. Grefenstette
          See Exhibit 1

          Thomas G. Bigley
          Managing Partner, Ernst & Young

          Henry L. Hillman
          See Exhibit 1

          Elsie Hilliard Hillman
          See Exhibit 1

     (d)     Criminal convictions

     None of the persons named in Item 2(a)(including Exhibit 1) have been convicted in a criminal proceeding in the last five years.

     (e)     Civil proceedings

     None of the persons listed in response to Item 2(a) (including Exhibit 1) have in the last five years been subject to a judgment, decree or final order
as described           in Item 2, subsection (e) of Schedule 13D.

     (f)     Citizenship

          The 1985 Trust, the AAH Trust, the JLH
Trust, the HLHJr. Trust and the WTH Trust are Pennsylvania trusts.

     Hillman Properties West, Inc., HCC Investments, Inc., Juliet
Challenger, Inc., Wilmington Securities, Inc. and Wilmington
          Investments, Inc. are Delaware corporations.

          The Hillman Company is a Pennsylvania corporation.

     Hillman/Dover Limited Partnership, Cashon Biomedical Associates L.P., Hillman Medical Ventures 1990 L.P., Hillman Medical Ventures 1991 L.P.,
Hillman Medical Ventures 1992 L.P., Hillman Medical Ventures 1994 L.P.     and
Hillman Medical Ventures 1995 L.P. are Delaware limited partnerships.

     C. G. Grefenstette, Thomas G. Bigley, Henry L. Hillman, Elsie
Hilliard     Hillman, Charles G. Hadley, Hal S. Broderson and Ronald J.
Brenner are U.S. citizens.

Item 3.     Source and Amount of Funds or Other Consideration

          None.

Item 4.     Purpose of Transaction

          Pursuant to a Securities Purchase Agreement, dated as of December
31,
          1998, Juliet Challenger, Inc. purchased 2,666,667 shares of the
Issuer's
          Common Stock for a purchase price of $2,000,000, or $.75 per share.

Except as set forth above, the Registrants have no present plans or proposals which relate to or would result in (a) the acquisition by any person of additional securities of the Issuer or the disposition of securities of the Issuer, (b) an extraordinary corporate transaction, such as a merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries, (c) a sale or transfer of a material amount of the assets of the Issuer or any of its subsidiaries, (d) any change in the present Board of Directors or Management of the Issuer including any plans or proposals to change the number or term of Directors or to fill any existing vacancies on the Board, (e) any material change in the present capitalization or dividend policy of the Issuer, (f) any other material change in the Issuer's business or corporate structure, (g) changes in the Issuer's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person, (h) causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Act of 1933, or (j) any action similar to those enumerated above.

Item 5.     Interest in Securities of the Issuer

     (a)     Beneficial Ownership

     The following is a list of the Issuer's Common Stock of which each Registrant is a direct, beneficial owner. It includes the number of shares held and the percentage of the class of such shares that are held by such Registrant.


          Name                     Number of Shares      % of Class of Shares

          Hillman Medical
          Ventures 1990 L.P.          176,470          .3%

          Hillman Medical
          Ventures 1991 L.P.          486,622     .8%

          Hillman Medical
          Ventures 1992 L.P.          110,522          .2%

          Hillman Medical
          Ventures 1994 L.P.          1,094,700          1.7%

          Hillman Medical
          Ventures 1995 L.P.          1,478,150     2.3%

          Hillman/Dover367,445.6%
          Limited Partnership

          Hillman Properties20,625.03%
          West, Inc.

          HCC Investments, Inc.4,125.006%

          Juliet Challenger, Inc.4,363,2076.6%

          The 1985 Trust116,325.2%

          The AAH Trust38,775.06%

          The JLH Trust38,775.06%

          The HLHJr. Trust38,775.06%

          The WTH Trust38,775.06%

          Charles G. Hadley250> .001%

          Hal S. Broderson1,100> .001%

          Ronald J. Brenner88,200.1%


     (b)     Power to Vote or Dispose of Shares

Each person listed above in response to Item 5(a) has the sole power to vote and to direct the vote and the sole power to dispose of and direct the disposition of those shares except as follows:

          (i)Wilmington Securities, Inc., Wilmington Investments, Inc., The Hillman Company, Henry L. Hillman, as settlor and Trustee of the 1985 Trust, and Elsie Hilliard Hillman and C. G. Grefenstette, as Trustees of the 1985 Trust, may be deemed to share voting and disposition power regarding 8,101,866 shares of Common Stock held beneficially by Hillman Properties West, Inc., HCC Investments, Inc., and Juliet Challenger, Inc., and Hillman Medical Ventures 1990 L.P., Hillman Medical Ventures 1991 L.P., Hillman Medical Ventures 1992 L.P., Hillman Medical Ventures 1994 L.P. and Hillman Medical Ventures 1995 L.P., whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. Wilmington Securities, Inc. is the general partner of Hillman/Dover Limited Partnership.
          (ii)As trustees of the 1985 Trust, Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette may be deemed to own beneficially and share voting and disposition power over 8,218,191 shares of Common Stock.

          (iii)C. G. Grefenstette and Thomas G. Bigley, as Trustees, may be deemed to share voting and disposition power regarding the aggregate of 155,100 shares held in trust for the AHH Trust, the JLH Trust, the HLHJr. Trust, and the WTH Trust.

          (iv)Cashon Biomedical Associates L.P., Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner may be deemed to own beneficially and share voting and disposition power over 3,346,464 shares of Common Stock.

     (c), (d) and (e).  Not applicable.

Item 6.Contracts, Arrangements, Understandings of Relationships With Respect to Securities of the Issuer

     None.

Item 7.     Material to be Filed as Exhibits

     Exhibit 1.Information concerning officers and directors of reporting persons and certain affiliates thereof.

     Exhibit 2.Securities Purchase Agreement, dated as of December 31, 1998.




      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         HILLMAN MEDICAL VENTURES 1990 L.P.,
                         HILLMAN MEDICAL VENTURES 1991 L.P.,
                         HILLMAN MEDICAL VENTURES 1992 L.P.,
                         HILLMAN MEDICAL VENTURES 1994 L.P.,
                         and HILLMAN MEDICAL VENTURES 1995 L.P.

                         By Hillman/Dover Limited Partnership,
                         a General Partner

                         By Wilmington Securities, Inc., the sole
                         General Partner

                              /s/ Andrew H. McQuarrie
                         By _________________________________________
                              Andrew H. McQuarrie, Vice President

                         By Cashon Biomedical Associates L.P.,
                         a General Partner

                              /s/ Charles G. Hadley
                         By _________________________________________
                              Charles G. Hadley, General Partner

                              /s/ Hal S. Broderson
                    By _________________________________________
                         Hal S. Broderson, General Partner

                              /s/ Ronald J. Brenner
                    By _________________________________________
                         Ronald J. Brenner, General Partner


                    HILLMAN/DOVER LIMITED PARTNERSHIP

                    By Wilmington Securities, Inc.,
                    the sole General Partner

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President
                    CASHON BIOMEDICAL ASSOCIATES L.P.

                              /s/ Charles G. Hadley
                    By _________________________________________
                         Charles G. Hadley, General Partner

                              /s/ Hal S. Broderson
                    By _________________________________________
                         Hal S. Broderson, General Partner

                              /s/ Ronald J. Brenner
                    By _________________________________________
                         Ronald J. Brenner, General Partner


                    HILLMAN PROPERTIES WEST, INC.

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President


                    HCC INVESTMENTS, INC.

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President


                    JULIET CHALLENGER, INC.

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President


                    WILMINGTON SECURITIES, INC.

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President


                    WILMINGTON INVESTMENTS, INC.

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President


                    THE HILLMAN COMPANY

                              /s/ Lawrence M. Wagner
                    By _________________________________________
                         Lawrence M. Wagner, President


                    HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN
& C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER 18, 1985

                              /s/ C. G. Grefenstette
                    By _________________________________________
                         C. G. Grefenstette, Trustee


                    C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES U/A/T DATED 11/16/64 FOR EACH OF AUDREY HILLIARD HILLMAN, JULIET LEA HILLMAN, HENRY
L. HILLMAN, JR. and WILLIAM TALBOTT HILLMAN

                              /s/ C. G. Grefenstette
                         By _________________________________________
                              C. G. Grefenstette, Trustee

                              /s/ Thomas G. Bigley
                         By _________________________________________
                              Thomas G. Bigley


                         /s/ C. G. Grefenstette
                    ____________________________________________
                    C. G. Grefenstette

                         /s/ Thomas G. Bigley
                    ____________________________________________
                    Thomas G. Bigley

                         /s/ Henry L. Hillman
                    ____________________________________________
                    Henry L. Hillman

                         /s/ Elsie Hilliard Hillman
                         ____________________________________________
                    Elsie Hilliard Hillman

                         /s/ Charles G. Hadley
                    ____________________________________________
                    Charles G. Hadley

                         /s/ Hal S. Broderson
                    ____________________________________________
                    Hal S. Broderson

                         /s/ Ronald J. Brenner
                    ____________________________________________
                    Ronald J. Brenner